Exhibit 12

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE SECURITIES ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS SUCH TRANSFER IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY WARRANT ISSUED IN EXCHANGE FOR THIS WARRANT OR ANY SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT.

WARRANT TO PURCHASE COMMON STOCK

OF

METAMORPHIX, INC.	December 30, 2005

No. WMBR- 12	75,000

This is to certify that, FOR VALUE RECEIVED, Gerald R. Forsythe (the “Original Holder”), or its assigns (together, the “Holder”), is entitled to purchase, subject to the provisions of this Warrant, from MetaMorphix, Inc., a Delaware corporation with offices at 8000 Virginia Manor Road, Suite 140, Beltsville, MD 20705 (the “Company”), that number of fully paid, validly issued and nonassessable shares of the common stock of the Company (the “Common Stock”) as is equal to 60% multiplied by the quotient of $500,000.00 divided by $4.00, (75,000) Seventy Five Thousand shares. This Warrant is one of a series of warrants (collectively, the “Warrants”) issued in connection with the offering by the Company of its 10% Three-Year Secured Convertible Promissory Notes.

(a)           EXERCISE PERIOD. This Warrant shall be exercisable at any time or from time to time during the period commencing on the date hereof (the “Initial Exercise Date”) through December 29, 2010 (the “Termination Date”). The period from the Initial Exercise Date through the Termination Date is herein referred to as the “Exercise Period.”

(b)           EXERCISE PRICE. The exercise price of this Warrant per share of Common Stock shall be the lower of: (i) $4.00, (ii) seventy percent (70%) of the price per share paid by investors in an initial public offering of the Company’s securities (an “IPO”) and (iii) seventy percent (70%) of the average closing price of the common stock of the Company (or any successor entity) for the thirty (30) consecutive trading days following the date on which the Company (or any successor entity) becomes a Qualified Entity. The exercise price in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the “Exercise Price.” The shares of Common Stock deliverable upon such exercise, as adjusted from time to time, are hereinafter sometimes referred to as “Warrant Shares.”

For purposes of this Warrant, the Company shall become a “Qualified Entity” at such time as the Company (or any successor entity) shall have a class of equity securities that is publicly traded on the Nasdaq Stock Market or a national securities exchange.

(c) METHOD OF EXERCISE.

(1) This Warrant may be exercised in whole or in part at any time or from time to time during the Exercise Period; provided, however, that if the Termination Date is a day on which banking institutions in the State of New York are authorized by law to close, then this Warrant may be exercised on the next succeeding business day. This Warrant may be exercised by presentation and surrender hereof to the Company at its principal office with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of Warrant Shares specified in such form. The Company shall use its good faith efforts to deliver a certificate or certificates representing the Warrant Shares to the Holder within three (3) business days after each such exercise of the Warrant and following the receipt of good and available funds registered in the name of the Holder or, subject to applicable securities laws, its designee. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the Warrant Shares purchasable hereunder. Upon receipt by the Company of this Warrant at its office in proper form for exercise, together with a duly executed Purchase Form and payment of the Exercise Price for the number of Warrant Shares specified in such Purchase Form, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be physically delivered to the Holder.

(2) Provided there is a current market price for the Common Stock as provided in Sections (e)(1) or (e)(2) below, the Holder may, at its option, exercise this Warrant at any time during the Exercise Period on a cashless basis by exchanging this Warrant, in whole or in part, into the number of Warrant Shares determined in accordance with this Section (c)(2), by surrendering this Warrant at the principal office of the Company or at the office of its stock transfer agent, accompanied by a notice of cashless election. In such event, the Company shall issue the Holder a number of shares of Common Stock computed using the following formula:

X = Y(A-B)/A

where:                    X = the number of shares of Common Stock to be issued to Holder.

Y = the number of shares of Common Stock for which this Warrant is being exercised.

A = the current market value of one (1) share of Common Stock. Current market value shall have the meaning set forth Section (e) below, except that for purposes hereof, the date of exercise, as used in Section (e), shall mean the date the cashless exercise notice is received by the Company (whether such cashless exercise notice is delivered personally or by facsimile, regular mail or overnight courier).

B = Exercise Price.

(d) RESERVATION OF SHARES. The Company shall at all times duly reserve for issuance and/or delivery upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance and delivery upon exercise of the Warrants.

(e) FRACTIONAL SHARES. No fractional shares or script representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market value of a share, determined as follows:

(1)           If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on The Nasdaq Stock Market, Inc. (“Nasdaq”), the current market value shall be the closing price of the Common Stock on such exchange or market on such trading day or if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange or market; or

(2)           If the Common Stock is not so listed or traded, the current market value shall be the mean of the last reported bid and asked prices reported by the NASD Electronic Bulletin Board (or its successor) on the last business day prior to the date of the exercise of this Warrant; or

(3)           If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be an amount determined in such reasonable manner as may be prescribed by the Board of Directors of the Company.

(f) EXCHANGE, TRANSFER, ASSIGNMENT OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. Upon surrender of this Warrant to the Company at its principal office or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled. This Warrant may be divided or combined with other warrants that carry the same rights upon presentation hereof at the principal office of the Company or at the office of its stock transfer agent, if any, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof. The term “Warrant” as used herein includes any Warrants into which this Warrant may be divided or exchanged. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

(g) RIGHTS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein.

(h) ANTI-DILUTION PROVISIONS. The Exercise Price in effect at any time and the number and kind of securities purchasable upon the exercise of the Warrants shall be subject to adjustment from time to time upon the happening of certain events as set forth in this Section (h).

(1) Exercise Price Adjustments. If and whenever after the date hereof the Company shall issue or sell any shares of its Common Stock for a consideration per share less than the Exercise Price on the date of such issue or sale, or shall be deemed under the provisions of this Section (h) to have effected any such issuance or sale, then, forthwith upon such issue or sale, the Exercise Price shall be reduced to the price at which such shares of Common Stock, or deemed issuance or sale of Common Stock, were issued.

Notwithstanding the foregoing, (i) no adjustment of the Exercise Price shall be made in an amount less than $0.01 per share, but any such lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $0.01 per share or more, and (ii) no adjustment of the Exercise Price shall be made in connection with the issuance or sale of Excluded Securities.

“Excluded Securities” shall mean (a) the shares of Common Stock issuable or issued upon the exercise or conversion of Options or Convertible Securities outstanding on the initial date of issuance of the Warrants, (b) any shares of Common Stock issuable under, or issued upon the exercise of Options issuable under, any stock option or incentive plans of the Company, as in effect on the initial date of issuance of the Warrants, (c) the 10% Three-Year Secured Convertible Promissory Notes of the Company (the “Notes”) and any other convertible securities issued in connection with the issuance of the Notes, (d) any shares of Common Stock issuable upon conversion of the Notes or such convertible securities and (e) any other securities the issuance of which will not result in an anti-dilution adjustment under any of the Company’s options, warrants or convertible securities outstanding on the date hereof. The numbers of shares set forth in this definition shall be appropriately adjusted for stock splits, stock dividends, share combinations or other capital reorganizations of the Company’s capital stock.

For the purposes of this Section (h)(1), the following provisions (h)(1)(A) to (h)(1)(H), inclusive, shall also be applicable:

(A) In the event that at any time the Company shall in any manner grant (directly, by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of any such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the exercise of such

Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Exercise Price, determined as of the date of granting such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall (as of the date of granting such Options) be deemed to be outstanding and to have been issued for such price per share. Except as otherwise provided in Section (h)(1)(C), no further adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(B)            In the event that the Company shall in any manner issue (directly, by assumption in a merger or otherwise) or sell any Convertible Securities (other than pursuant to the exercise of Options to purchase such Convertible Securities covered by Section (h)(1)(A)), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Exercise Price, determined as of the date of such issue or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that, except as otherwise provided in Section (h)(1)(C), no further adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(C)            In connection with any change in, or the expiration or termination of, the purchase rights under any Option or the conversion or exchange rights under any Convertible Securities, the following provisions shall apply:

(i) If the purchase price provided for in any Option referred to in Section (h)(1)(A), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section (h)(1)(A) or (h)(1)(B), or the rate at which any Convertible Securities referred to in Section (h)(1)(A) or (h)(1)(B) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), then the Exercise Price in effect at the time of such change shall forthwith be increased or decreased to the Exercise Price which would be in effect immediately after such change if (a) the adjustments which were made upon the issuance of such Options or Convertible Securities had been made upon the basis of (and taking into account the total consideration received as a result of) (i) the issuance at that time of the Common Stock, if any, delivered upon the exercise of any such Options or upon the exercise of any such Options or upon the conversion or exchange of any such Convertible Securities before such change, and (ii) the issuance at that time of all such Options or Convertible Securities, with terms and provisions reflecting such change, which are still outstanding after such change, and (b) the Exercise Price as adjusted pursuant to clause (a) preceding had been used as the basis for the adjustments required hereunder in connection with all other issues or sales of Common Stock, Options or Convertible Securities by the Company subsequent to the issuance of such Options or Convertible Securities.

(ii)           On the partial or complete expiration of any Options or termination of any right to convert or exchange Convertible Securities, the Exercise Price then in effect hereunder shall forthwith be increased or decreased to the Exercise Price which would be in effect at the time of such expiration or termination if (a) the adjustments which were made upon the issuance of such Options or Convertible Securities had been made upon the basis of (and taking into account the total consideration received for) (i) the issuance at that time of the Common Stock, if any, delivered upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities before such expiration or termination, and (ii) the issuance at that time of only those such Options or Convertible Securities which remain outstanding after such expiration or termination, and (b) the Exercise Price as adjusted pursuant to clause (a) preceding had been used as the basis for adjustments required hereunder in connection with all other issues or sales of Common Stock, Options or Convertible Securities by the Company subsequent to the issuance of such Options or Convertible Securities.

(iii)          If the purchase price provided for in any Option referred to in Section (h)(1)(A) or the rate at which any Convertible Securities referred to in Section (h)(1)(A) or (h)(1)(B) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, and the event causing such reduction is one that did not also require an adjustment in the Exercise Price under other provisions of this Section (h)(1), then in case of the delivery of shares of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Exercise Price then in effect hereunder shall forthwith be adjusted to such amount as would have obtained if such Option or Convertible Securities had never been issued and if the adjustments made upon the issuance of such Option or Convertible Securities had been made upon the basis of the issuance of (and taking into account the total consideration received for) the shares of Common Stock delivered as aforesaid; provided that no such adjustment shall be made unless the Exercise Price then in effect would be reduced thereby.

(D) In the event that the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities,

as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(E) For purposes of this Section (h)(1), the amount of consideration received by the Company in connection with the issuance or sale of Common Stock, Options or Convertible Securities shall be determined in accordance with the following:

(i)            In the event that shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount payable to the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith.

(ii)           In the event that any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash payable to the Company shall be deemed to be the fair value of such consideration as reasonably determined by the Board of Directors of the Company, without deduction of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith.

(iii)          In the event that any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value as reasonably determined by the Board of Directors of the Company of such portion of the assets and business of the non-surviving corporation as such Board shall determine to be attributable to such Common Stock, Options or Convertible Securities, as the case may be.

(iv)          In the event that any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

(v)           In the event of any consolidation or merger of the Company in which stock or securities of another corporation are issued in exchange for Common Stock of the Company or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the fair market value on the date of such transaction of such stock or securities of the other corporation, and if any such calculation results in adjustment of the Exercise Price, the determination of the number of shares of Common Stock receivable upon exercise of the Warrants immediately prior to such merger, consolidation or sale, for purposes of Section (h)(5), shall be made after giving effect to such adjustment of the Exercise Price.

(F)           In the event that at any time the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(G)           The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of this Section (h)(1).

(H)          Anything herein to the contrary notwithstanding, in the event the Company shall issue any shares of Common Stock, Options or Convertible Securities in connection with the acquisition by the Company of the stock or assets of any other corporation or the merger of any other corporation into the Company, the price at which the shares of Common Stock, or deemed issuance or sale of Common Stock, were issued shall be determined as of the date the number of shares of Common Stock, Options or Convertible Securities (or in the case of Convertible Securities other than stock, the aggregate principal amount of Convertible Securities) was determined (as set forth in a definitive written agreement between the Company and the other party to the transaction) rather than on the date of issuance of such shares of Common Stock, Options or Convertible Securities.

(2) Payments in Connection With Certain Dividends. In the event the Company declares a dividend upon the Common Stock, other than a dividend payable in Common Stock, or a cash dividend payable solely out of the Company’s current earnings, then at the option of the Company, either:

(i)            the Company shall pay over to the Holder of this Warrant, on the dividend payment date, the cash, stock or other securities and other property which the Holder of this Warrant would have received if such Holder had exercised this Warrant in full to purchase Common Stock and had been the record holder of such Common Stock on the date on which a record is taken for the purpose of such dividend, or, if a record is not taken, the date as of which the holders of Common Stock of record entitled to such dividend are to be determined, or

(ii)           the Exercise Price in effect immediately prior to the declaration of such dividend shall be reduced (to an amount not less than zero) by an amount equal to the amount of such dividend payable per share of Common Stock, in the case of a cash dividend, or by the fair value of such dividend per share (as reasonably determined by the Board of Directors of the Company) in the case of any other dividend, such reduction to be effective on the date as of which a record is taken for purposes of such dividend, or if a record is not taken, the date as of which holders of record of Common Stock entitled to such dividend are determined.

provided; that

(iii) in the case of a dividend consisting of stock or securities (other than Common Stock, Options or Convertible Securities) or other property (except cash) distributable to holders of Common Stock, the holders of a majority of the outstanding Warrants may, at their option, elect that instead of (i) or (ii) above lawful and adequate provisions shall be made (including without limitation any necessary reduction in the Exercise Price) whereby each holder of Warrants shall thereafter have the right to purchase and/or receive, on the terms and conditions specified in this Warrant and in addition to the Warrant Shares purchasable immediately prior to the declaration of such dividend, such shares of stock, securities or property as are distributable with respect to outstanding shares of Common Stock equal to the number of Warrant Shares purchasable immediately prior to such declaration, to the end that the provisions hereof (including without limitation provisions for adjustments of the Exercise Price and of the number of shares receivable upon exercise) shall thereafter be applicable, as nearly as may be, in relation to such shares of stock, securities or property.

For the purposes of this Section (h)(2), “dividend” shall mean any distribution to the holders of Common Stock as such.

(3)           Stock Splits and Reverse Splits. In the event that the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares purchasable pursuant to this Warrant immediately prior to such subdivision shall be proportionately increased, and conversely, in the event that the outstanding shares of Common Stock of the Company shall at any time be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares purchasable upon the exercise of this Warrant immediately prior to such combination shall be proportionately reduced. Except as provided in this Section (h)(3) no adjustment in the Exercise Price and no change in the number of Warrant Shares purchasable shall be made under this Section (h) as a result of or by reason of any such subdivision or combination.

(4)           Reorganizations and Asset Sales. If any capital reorganization or reclassification of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then the following provisions shall apply:

(A) As a condition of such reorganization, reclassification, consolidation, merger or sale (except as otherwise provided below in this Section (h)(4)), lawful and adequate provisions shall be made whereby each Holder of

Warrants shall thereafter have the right to purchase and receive upon the terms and conditions specified in this Warrant and in lieu of the Warrant Shares immediately theretofore receivable upon the exercise of the rights represented hereby, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of Warrant Shares immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Exercise Price and of the number of shares receivable upon the exercise) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of Warrants (including an immediate adjustment, by reason of such consolidation or merger, of the Exercise Price to the value for the Common Stock reflected by the terms of such consolidation or merger if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation or merger).

(B)           In the event of a merger or consolidation of the Company with or into another corporation as a result of which a number of shares of Common Stock of the surviving corporation greater or lesser than the number of shares of Common Stock of the Company outstanding immediately prior to such merger or consolidation are issuable to holders of Common Stock of the Company, then (subject to Section (h)(4)(C)) the Exercise Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company.

(C)           The Company shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to each Holder at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive, and all other liabilities and obligations of the Company hereunder. Upon written request by the Holder of this Warrant such successor corporation will issue a new warrant revised to reflect the modifications in this Warrant effected pursuant to this Section (h)(4).

(D)          If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock of the Company, the Company shall not effect any consolidation, merger or sale with the person, firm or corporation having made such offer or with any affiliate of such person, firm or corporation, unless prior to the consummation of such consolidation, merger or sale the holder of this Warrant shall have been given a reasonable opportunity to then elect to receive upon the exercise of this Warrant either the stock, securities or assets then issuable with respect to the Common Stock of the Company or the stock, securities or assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such offer.

(5)           Notice of Adjustment. Whenever the Exercise Price and the number of Warrant Shares issuable upon the exercise of this Warrant shall be adjusted as herein provided, or the rights of Holders shall change by reason of other events specified herein, the Company shall compute the adjusted Exercise Price and the adjusted number of Warrant Shares in accordance with the provisions hereof and shall prepare a certificate signed by its President, Vice President, Treasurer or Secretary setting forth the adjusted Exercise Price and the adjusted number of Warrant Shares issuable upon the exercise of this Warrant or specifying the other shares of stock, securities or assets receivable as a result of such change in rights, and showing in reasonable detail the facts and calculations upon which such adjustments or other changes are based including a statement of the consideration received or to be received by the Company for, and the amount of, any Common Stock, Options and Convertible Securities issued since the last such adjustment or change (or since the date hereof in the case of the first adjustment or change). The Company shall cause to be mailed to the Holder of this Warrant copies of such officer’s certificate together with a notice stating that the Exercise Price and the number of Warrant Shares purchasable upon exercise of this Warrant have been adjusted and setting forth the adjusted Exercise Price and the adjusted number of Warrant Shares purchasable upon the exercise of this Warrant.

(6)           Company to Prevent Dilution. If any event or condition occurs as to which other provisions of this Section (h) are not strictly applicable or if strictly applicable would not fairly protect the exercise or purchase rights of this Warrant in accordance with the essential intent and principles of such provisions, or which might materially and adversely affect the exercise or purchase rights of the Holders under any provisions of the Warrants, then the Company shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such exercise and purchase rights as aforesaid, and any adjustment necessary with respect to the Exercise Price and the number of Warrant Shares purchasable hereunder so as to preserve without dilution the rights of the Holders of Warrants. In no event shall any such adjustment have the effect of increasing the Exercise Price as otherwise determined pursuant to this Section (h) except in the event of an increase in option price, additional consideration or conversion rate, or an expiration or termination of an Option or right to convert or exchange Convertible Securities, as contemplated by paragraph (h)(1)(C), or a combination of shares of the type contemplated in Section (h)(3), and then in no event to an amount larger than the Exercise Price as adjusted pursuant to Section (h)(1)(C) or Section (h)(3).

(i)            REGISTRATION RIGHTS. The holders of the Warrants and the Warrant Shares or their transferees shall have the registration rights set forth in Section 5 of the Subscription Agreement between the Original Holder and the Company of even date herewith, the provisions of which are incorporated by reference herein in their entirety. The Subscription Agreement also contains certain restrictions, including “lock up” provisions on the transfer and sale of this Warrant and the Warrant Shares, that are binding upon the Holder hereof. Copies of the Subscription Agreement shall be furnished to the Holder upon written request of the Holder.

(j)            MODIFICATION OF AGREEMENT. The provisions of this Warrant may from time to time be amended, modified or waived, if such amendment, modification or waiver is applicable to all of the Warrants and is in writing and consented to by the Company and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Warrants and Warrant Shares and such amendment, modification or waiver shall be binding upon the holder of this Warrant (and any assignee thereof) regardless of whether the Holder consented to such amendment, modification or waiver; provided that nothing shall prevent the Company and a registered holder from consenting to modifications to this Warrant that affect or are applicable to such registered holder only.

(k) SECURITIES LAWS. Upon any issuance of Warrant Shares upon exercise of this Warrant, the Company will be required to comply with the requirements of (1) the Securities Act, (2) the Securities Exchange Act of 1934, as amended, (3) any applicable listing requirements of any national securities exchange, (4) any state securities regulation or “Blue Sky” laws and (5) requirements under any other law or regulation applicable to the issuance or transfer of such shares. If required by the Company, in connection with each issuance of Warrant Shares upon exercise of this Warrant, the Holder will give (x) assurances in writing, satisfactory to the Company, that such shares are not being purchased with a view to the distribution thereof in violation of applicable laws, (y) sufficient representations, warranties and information, in writing, to enable the Company to rely on exemptions from the registration or qualification requirements of applicable laws, if available, with respect to such exercise and (z) the Holder’s cooperation to the Company in connection with such compliance.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its duly authorized officers.

METAMORPHIX, INC.

By:
Edwin C. Quattlebaum
President and Chief Executive Officer

By:
Thomas Prescott Russo
Chief Financial Officer

Dated: December 30, 2005

PURCHASE FORM

Dated

(1)           The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing shares of Common Stock of MetaMorphix, Inc. (or such number of shares of Common Stock or other securities or property to which the undersigned is entitled in lieu thereof or in addition thereto under the provisions of the Warrant).

(2)           The undersigned elects to exercise the within Warrant on a cashless basis pursuant to the provisions of Section (c)(2) of the Warrant by checking below:

check if cashless exercise; or

(3)           The undersigned encloses herewith a bank draft, certified check or money order payable to the Company in payment of the exercise price determined under, and on the terms specified in, the Warrant.

(4)           The undersigned hereby irrevocably directs that the said shares be issued and delivered as follows:

Name(s) in Full	Address(es)	Number of Shares	S.S. or IRS #

Signature of Subscriber

Print Name

ASSIGNMENT FORM

FOR VALUE RECEIVED,                                                              hereby sells, assigns and transfers unto

Name

(Please typewrite or print in block letters)

Address

the right to purchase Common Stock represented by this Warrant to the extent of shares as to which such right is exercisable and does hereby irrevocably constitute and appoint Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Date

Signature